Exhibit 99.1

FOR IMMEDIATE RELEASE

Supreme Industries Reports Third Consecutive Profitable Quarter

First-Quarter Net Income of $2.6 Million, or $0.17 Per Diluted Share

Conference Call to Be Held 9 a.m. ET April 20

Goshen, Ind.—April 19, 2012—Supreme Industries, Inc. (NYSE Amex: STS), a leading manufacturer of specialized commercial vehicles, including truck bodies, shuttle buses and armored vehicles, today announced improved financial results for its first quarter ended March 31, 2012.

Consolidated net sales increased 6.0% to $72.5 million for the quarter, up from $68.4 million in last year’s comparable period. Gross profit improved 67% to $10.9 million from last year’s $6.5 million. Gross profit, as a percentage of sales, expanded to 15.0%, compared with 13.1% in the fourth quarter of 2011, and 9.5% in the first quarter of 2011. The gross margin expansion is primarily due to the effects of the favorable product mix and labor efficiencies implemented during the second half of 2011.

The Company reported net income from continuing operations of $2.6 million, or $0.17 per diluted share, for the 2012 quarter, compared with a loss from continuing operations of $1.0 million, or $0.07 per share, in the prior-year first quarter. Including the impact from discontinued operations, net income improved to $0.17 per diluted share, reversing the year-ago net loss of $0.10 per share. Net income for both periods excluded a tax provision due to the Company’s valuation allowance.

Supreme’s Interim Chief Executive Officer and Chief Financial Officer Matthew Long said: “We are pleased to report our third consecutive quarter of profitability and are encouraged by the financial progress our organization has achieved. The momentum that began to take hold during the third quarter of 2011 continued through the first quarter of 2012.  We believe these ongoing efforts should yield benefits as we progress through the year.”

Working capital was $41.1 million at March 31, 2012, compared with $35.8 million at Dec. 31, 2011. In addition, the Company made strategic investments totaling $2.6 million in facilities and equipment during the first quarter of 2012. Total debt was $20.3 million at March 31, 2012, compared with $15.9 million at Dec. 31, 2011, and $30.1 million at April 2, 2011.  Stockholders’ equity was $57.9 million, or $3.82 per share, at March 31, 2012, compared with $55.3 million, or $3.75 per share, at Dec. 31, 2011. Net cash used in operating activities during the first quarter of 2012 totaled $2.6 million, compared with net cash used in operating activities of $4.3 million in 2011.

“Our nearly 1,900 dedicated employees remain focused on achieving sustained profitability and consistency of performance in all facets of our organization,” Long concluded.

Supreme Industries, Inc. 2581 East Kercher Road • PO Box 463 • Goshen, IN 46527

A live webcast of Supreme Industries’ earnings conference call can be heard tomorrow at 9 a.m. Eastern Time at http://www.SupremeInd.com. Those unable to participate in the live conference call may access a replay, which will be available on Supreme’s website for approximately 30 days.

To be added to Supreme Industries’ email distribution list, please click on the link below: http://www.clearperspectivegroup.com/clearsite/sts/emailoptin.html.

About Supreme Industries

Supreme Industries, Inc. (NYSE Amex: STS), is a nationwide manufacturer of specialized truck bodies produced to the specifications of its customers. Supreme also manufactures special-purpose “shuttle-type” buses and armored vehicles. The Company’s transportation equipment products are used by a wide variety of industrial, commercial and law enforcement customers.

News releases and other information on the Company are available on the Internet at: http://www.supremeind.com or http://www.b2i.us/irpass.asp?BzID=1482&to=ea&s=0

Other than historical facts contained, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, and reflect the view of management with respect to future events.  When used in this report, words such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” and similar expressions, as they relate to Supreme or its plans or operations, identify forward-looking statements.  Such forward-looking statements are based on assumptions made by, and information currently available to management.  Although management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that the expectations reflected in such forward-looking statements are reasonable, and it can give no assurance that such expectations will prove to be correct.  Important factors that could cause actual results to differ materially from such expectations include, without limitation, an economic slowdown in the specialized vehicle industry, limitations on the availability of chassis on which Supreme’s product is dependent, availability of raw materials, raw material cost increases and severe interest rate increases.  Furthermore, Supreme can provide no assurance that any raw material cost increases can be passed on to its customers through implementation of price increases for Supreme’s products.  The forward-looking statements contained herein reflect the current view of management with respect to future events and are subject to those factors and other risks, uncertainties, and assumptions relating to the operations, results of operations, cash flows and financial position of Supreme.  Supreme assumes no obligation to update the forward-looking statements or to update the reasons actual results could differ from those contemplated by such forward-looking statements.

CONTACT:

Supreme Industries, Inc.
Matthew W. Long, 574-642-4888 Ext. 415
Interim Chief Executive Officer & Chief Financial Officer

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Supreme Industries, Inc. and Subsidiaries

Consolidated Statements of Operations (Unaudited)

	Three Months Ended
	March 31, 2012	April 2, 2011
Net sales	$72,519,627	$68,399,974
Cost of sales	61,627,719	61,876,822
Gross profit	10,891,908	6,523,152

Selling, general and administrative expenses	8,548,390	6,997,964
Legal settlement and related costs	—	313,443
Other income	(478,948)	(60,753)
Operating income (loss)	2,822,466	(727,502)

Interest expense	264,749	279,858
Income (loss) from continuing operations before income taxes	2,557,717	(1,007,360)

Income tax expense	—	—
Income (loss) from continuing operations	2,557,717	(1,007,360)

Discontinued operations:
Operating loss of discontinued Oregon operations, net of tax	—	(357,139)
Net income (loss)	$2,557,717	$(1,364,499)

Basic and diluted income (loss) per share:
Income (loss) from continuing operations	$0.17	$(0.07)
Loss from discontinued operations	—	(0.03)
Net income (loss) per share	$0.17	$(0.10)

Shares used in the computation of income (loss) per share:
Basic	15,161,149	14,360,917
Diluted	15,380,960	14,360,917

Supreme Industries, Inc. and Subsidiaries

Consolidated Balance Sheets

	March 31, 2012	Dec. 31, 2011
	(Unaudited)	(Audited)
Assets
Current assets	$78,863,842	$69,483,071
Property, plant and equipment, net	35,352,167	33,530,057
Other assets	1,506,269	1,683,718
Total assets	$115,722,278	$104,696,846
Liabilities
Current liabilities	$37,745,610	$33,683,888
Long-term debt	20,035,242	15,702,467
Total liabilities	57,780,852	49,386,355
Total stockholders’ equity	57,941,426	55,310,491
Total liabilities and stockholders’ equity	$115,722,278	$104,696,846